Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement (No. 333-169385) on Form S-1 of Emisphere Technologies, Inc. (the “Registration Statement”) of our reports dated March 31, 2015, relating to our audits of the financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Emisphere Technologies, Inc. for the year ended December 31, 2014. Our report dated March 31, 2015, relating to the financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

New York, New York

April 21, 2015